Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and

Fiscal Year 2014 Operating Results

July 11, 2014	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31, 2014. For the three months ended May 31, 2014, total sales decreased $247,055, or 7.5%, to $3,025,844 from $3,272,899 in the three months ended May 31, 2013. For the fiscal year ended May 31, 2014, total sales decreased $317,746, or 2.6%, to $12,134,506 from $12,452,252 in the year ended May 31, 2013. Net loss was $157,757, or $0.05 per fully diluted share, for the three months ended May 31, 2014 as compared to $364,322, or $0.12 per fully diluted share, for the three months ended May 31, 2013. Net loss was $539,624, or $0.18 per fully diluted share, for the year ended May 31, 2014 as compared to net loss of $539,882, or $0.18 per fully diluted share, for the year ended May 31, 2013.

Balancer segment sales increased $104,093, or 5.8%, to $1,883,612 for the three months ended May 31, 2014 compared to $1,779,519 for the three months ended May 31, 2013, primarily due to an increase in sales into Europe.

Balancer segment sales increased $7,089, or 0.1%, to $7,721,211 for the year ended May 31, 2014 compared to $7,714,122 for the year ended May 31, 2013. Sales into Europe and Asia increased $344,424, or 10.8%, for Fiscal 2014 as compared to Fiscal 2013. These sales were offset by lower volumes of shipments into North America and other regions of the world.

Measurement segment sales decreased $351,148, or 23.5%, to $1,142,232 for the three months ended May 31, 2014 compared to $1,493,380 for the three months ended May 31, 2013, driven primarily by decreased sales of our laser-based distance measurement and dimensional sizing products. Decreases in sales of both our laser-based light-scatter surface measurement products and our Xact® products were also a factor. Xact® revenues decreased $69,629, or 9.8%, to $242,855 during the fourth quarter of 2014 as compared to $312,484 for the same period in the prior year.

Measurement segment sales decreased $324,835, or 6.9%, to $4,413,295 for the year ended May 31, 2014 compared to $4,738,130 for the year ended May 31, 2013. The decrease in worldwide measurement system sales for the year ended May 31, 2014 is primarily due to lower volumes of shipments of laser-based distance measurement and dimensional sizing products sales offset by increases in sales of remote tank monitoring products and related services and laser-based light-scatter surface measurement products. Xact® revenues increased $95,691, or 10.9%, to $972,344 during Fiscal 2014 as compared to $876,653 for Fiscal 2013.

Gross margin for the three months ended May 31, 2014 increased to 45.3% as compared to 40.4% for the three months ended May 31, 2013. For the year ended May 31, 2014, gross profit decreased to 46.4% as compared to 48.9% for the year ended May 31, 2013. These overall variances in gross profit are primarily due to shifts in the product sales mix involving our five product lines and the impact of increased costs associated with the products sold.

“Our financial results for the fourth quarter and full year were the result of softness in demand we experienced in some of our markets and by a customer-requested delay in the delivery of a significant CASI Scatterometer order that we had anticipated would occur prior to the end of our fiscal year. These results also reflect the impact of additional investments we are making in product and sales channel development, particularly in our SBS product line for balancing and process control, our TMS product line for microroughness measurement of semiconductor wafers and our Xact® product line for the remote monitoring of propane tanks,” commented Jim Fitzhenry, President and CEO of Schmitt Industries.

CORPORATE OFFICE: 2765 NW NICOLAI ST.  •  PORTLAND, OREGON 97210  •  503/227-7908  •  FAX 503/223-1258

“While we are disappointed in these results, we do see an improvement in sales of our SBS products into Europe and Asia and note that our Xact® tank monitoring product line continues to generate increased revenue on an annual basis. We are working hard to return this company to profitability, and we are currently engaged in an evaluation of each of our product lines to determine what further changes need to be made to help ensure we accomplish that goal,” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by James A. Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

Ann M. Ferguson, CFO and Treasurer
For more information contact:	(503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST.  •  PORTLAND, OREGON 97210  •  503/227-7908  •  FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2014	May 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,510,565	$1,909,071
Accounts receivable, net	2,235,194	1,980,685
Inventories	4,789,822	5,054,087
Prepaid expenses	152,237	219,492
Income taxes receivable	1,339	48,095

	8,689,157	9,211,430
Property and equipment, net	1,191,591	1,334,890
Other assets
Intangible assets, net	943,643	1,078,278

TOTAL ASSETS	$10,824,391	$11,624,598

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$512,219	$918,094
Accrued commissions	204,772	273,307
Accrued payroll liabilities	127,035	131,772
Other accrued liabilities	366,848	286,307
Income taxes payable	210	—

Total current liabilities	1,211,084	1,609,480

Commitments and contigencies
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at May 31, 2014 and 2,990,910 shares issued and outstanding at May 31, 2013	10,438,750	10,369,524
Accumulated other comprehensive loss	(263,337)	(331,924)
Accumulated deficit	(562,106)	(22,482)

Total stockholders’ equity	9,613,307	10,015,118

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,824,391	$11,624,598

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND FISCAL YEARS ENDED MAY 31, 2014 AND 2013

(UNAUDITED)

	Year Ended May 31,		Three Months Ended May 31,
	2014	2013	2014	2013
Net sales	$12,134,506	$12,452,252	$3,025,844	$3,272,899
Cost of sales	6,508,360	6,357,452	1,656,618	1,951,873

Gross profit	5,626,146	6,094,800	1,369,226	1,321,026

Operating expenses:
General, administration and sales	5,663,121	6,083,611	1,416,401	1,560,291
Research and development	475,430	573,461	84,957	162,094

Total operating expenses	6,138,551	6,657,072	1,501,358	1,722,385

Operating loss	(512,405)	(562,272)	(132,132)	(401,359)
Other income (expense)	(17,887)	14,106	(23,291)	8,026

Loss before income taxes	(530,292)	(548,166)	(155,423)	(393,333)
Provision (benefit) for income taxes	9,332	(8,284)	2,334	(29,011)

Net loss	$(539,624)	$(539,882)	$(157,757)	$(364,322)

Net loss per common share, basic	$(0.18)	$(0.18)	$(0.05)	$(0.12)

Weighted average number of common shares, basic	2,995,910	2,990,910	2,995,910	2,990,910

Net loss per common share, diluted	$(0.18)	$(0.18)	$(0.05)	$(0.12)

Weighted average number of common shares, diluted	2,995,910	2,990,910	2,995,910	2,990,910